Exhibit 99.1

January 31, 2012
Quarterly Report
Fourth Quarter 2011

We are pleased to report for the year ended December 31, 2011, earnings for your Company were up 15.1% when compared to December 31, 2010. On a year to date basis, we earned $ 5.7 million for the year ended December 31, 2011 as compared to $4.9 million for the same period in 2010. For the fourth quarter 2011, our earnings at $1.2 million remained level, when compared to the same period in 2010. Additionally, I am pleased to announce that our earnings per share for the year increased from $ 1.81 per share on a fully diluted basis to $ 2.09, which is a 15.5% increase.

Total assets at December 31, 2011 were $ 659.5 million compared to $ 658.9 million for 2010. Remaining virtually flat in asset growth is primarily the result of the continued instability of our local, regional, and state economies. Deposits were up 1% from the previous year as reflected by the $542.9 million total at December 31, 2011 versus the $537.4 million figure at December 31, 2010.

The state of the national and local economies is still in a relative period of uncertainty, although we are starting to see some signs that the economy may be showing slight improvement. As it relates to your bank, we have seen a slight increase in commercial loan activity. It is too early to predict that there is momentum behind this activity, but we do feel that there will be loan growth opportunities in 2012. With the Federal Reserve Bank continuing its efforts to keep short term interest rates low, we are experiencing relatively strong refinancing in the residential real estate market. There has been some increase in purchases but so far those have been minimal. The unemployment situation, while showing some signs of improvement at the national, state, and, local levels still does not indicate a robust recovery. The stock market has been showing resilience. In the past, this has been an indicator of the economy improving, and we hope that this continues to be the case.

As has been stated in prior quarterly reports, we are continuing our efforts to gain market share in those areas where troubled banks continue to struggle. Our strategy has been to call on businesses and individuals who may not be receiving the level of service and commitment that they have experienced in the past, while at the same time providing Premier Customer Service to our existing customer base to ensure that we can retain those very important relationships.

The financial year of 2011 has been a nice improvement over 2010. One major factor has been our ability to manage our balance sheet and cost of funds so as to positively impact our net interest margin. Challenges and opportunities will still be prevalent in 2012. We will continue to do everything possible to meet those challenges so that we can accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.

/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                      12/31/2011         12/31/2010          Change


Assets
  Cash & Due From Banks                              $   17,128,480     $   12,516,420         36.8%
  Securities                                            180,419,376        176,866,771          2.0
  Loans Held for Sale                                       625,400                  -          n/m
  Loans                                                 411,866,439        411,830,266          0.0
  Reserve for Loan Losses                                 5,841,719          4,924,806         18.6
    Net Loans                                           406,024,720        406,905,460         -0.2
  Federal Funds Sold                                        528,000          5,108,000        -89.7
  Other Assets                                           54,727,485         57,546,163         -4.9
     Total Assets                                     $ 659,453,461      $ 658,942,814          0.1%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                            $ 130,998,872      $ 105,519,332         24.1%
    Savings & Interest Checking                         209,326,962        191,837,038          9.1
    Certificates of Deposit                             202,598,045        240,044,257        -15.6
      Total Deposits                                    542,923,879        537,400,627          1.0
  Repurchase Agreements                                   3,223,526          5,079,100        -36.5
  Other Borrowed Funds                                   38,843,229         52,523,477        -26.0
  Other Liabilities                                       5,509,726          2,896,276         90.2
    Total Liabilities                                   590,500,360        597,899,480         -1.2
  Stockholders Equity                                    68,953,101         61,043,334         13.0
    Total Liabilities & Stockholders Equity           $ 659,453,461      $ 658,942,814          0.1%



CONSOLIDATED INCOME STATEMENT
                                                Twelve Months Ending                   Three Months Ending
                                                                  Percentage                             Percentage
                                        12/31/2011    12/31/2010    Change    12/31/2011    12/31/2010     Change
Interest Income                        $ 29,889,329  $ 30,275,545    -1.3%   $ 7,284,595   $ 7,351,335      -0.9%
Interest Expense                          5,565,428    10,066,601   -44.7      1,161,756     2,054,150     -43.4
  Net Interest Income                    24,323,901    20,208,944    20.4      6,122,839     5,297,185      15.6
Loan Loss Provision                       2,450,000     3,250,000   -24.6        550,000     1,300,000     -57.7
  Net Interest Income After Provision    21,873,901    16,958,944    29.0      5,572,839     3,997,185      39.4
Other Income                              9,347,106    10,566,430   -11.5      2,855,676     3,143,478      -9.2
Other Expenses                           24,614,718    22,020,594    11.8      7,061,165     5,803,239      21.7
  Income Before Taxes                     6,606,289     5,504,780    20.0      1,367,350     1,337,424       2.2
Income Taxes                                919,415       565,358    62.6        137,782        98,057      40.5
  Net Income                           $  5,686,874  $  4,939,422    15.1    $ 1,229,568   $ 1,239,367      -0.8
Net Change in Unrealized Gain (loss)
  on Securities                           5,021,922    (2,587,821)  294.1        310,609    (4,267,755)    107.3
  Comprehensive Income                 $ 10,708,796  $  2,351,601   355.4%   $ 1,540,177   $(3,028,388)   -150.9%

Selected Ratios
  Return on Average Assets                     0.87%         0.71%                  0.77%         0.74%
  Return on Average Equity                     8.74          7.84                   7.12          7.61

  Earnings Per Share                        $  2.09       $  1.81                $  0.44       $  0.46
  Earnings Per Share - assuming dilution       2.09          1.81                   0.44          0.46
  Cash Dividends Per Share                     0.88          0.84                   0.22          0.21
  Book Value Per Share                        25.38         22.29


  Market Price                          High        Low         Close
    Fourth Quarter '11                 $19.01      $17.75      $19.01
    Third Quarter '11                  $19.25      $16.00      $18.10